NEWS	CONTACT: Terri MacInnis, Dir. of Investor Relations Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

ACORN FACTOR, INC. INCREASES OWNERSHIP IN PAKETERIA GmbH
- Paketeria Opens 55th Store -

MAHWAH, NJ, NOVEMBER 2, 2006 - Acorn Factor, Inc. (formerly Data Systems & Software Inc.) (OTCBB: ACFN) announced today that the Company increased its ownership in Paketeria GmbH from 23% to 32.64%. Paketeria is the innovator of the German Super Service Market.

Acorn’s investment was made in two parts. It added 5% to its ownership under a capital increase led by Dr. Ulrich Franz, a serial entrepreneur in the German computer and logistics business. Acorn added another 4.7% ownership upon exercising its right to acquire loans from Paketeria’s founder, Andy Roesch, and converted them into equity. Acorn has the right to acquire an additional convertible loan from Roesch and has options to purchase other shareholders’ stock, which together give Acorn the ability to acquire a majority of Paketeria.

John A. Moore, CEO of Acorn Factor, stated, “We are impressed but not surprised that Paketeria has attracted a successful investor and businessman like Dr. Franz. Franz’s capital increase was made at a 20% premium to our first investment in Paketeria of August 7, 2006. Paketeria is a terrific opportunity for Acorn’s shareholders and builds on our theme of investing with proven entrepreneurs in businesses with unusual growth potential, which are at or near breakeven, to accelerate their growth.”

Andy Roesch, CEO of Paketeria GmbH, stated, “This capital increase is an important step for us to improve our support for our franchisees and to fund the expansion of our network of stores in Germany.”

Moore added, “We are also pleased to announce that Paketeria is continuing its planned growth and expansion strategy and has opened its 55th store in the town of Merrane in the State of Saxony, Germany.” Paketeria is a franchise system that combines six services (post and parcels, e-bay dropshop, copies, printing, photo processing and printer cartridge refilling) in one store. Paketeria was founded to take advantage of the privatization of the German post office and the subsequent substantial reductions in retail outlets. Paketeria’s goal is to open more than 500 franchised shops in Germany in the next two years. Paketeria continues to evaluate opportunities in other countries that have announced the privatization of their postal services, including Switzerland, Austria, Italy, and France.

About Acorn Factor:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. ACFN also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor and its subsidiary and equity affiliates is available at www.acornfactor.com, www.dsit.co.il, www.comverge.com and www.paketeria.de .

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The ability of Paketeria to continue to grow and reach profitability is subject to a number of risks and uncertainties some of which may be outside of Paketeria's control. There is no assurance that the Company's investment in Paketeria will be successful or provide strong returns to shareholders. A complete discussion of the risks and uncertainties which affect the Company's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

11/02/06	# # #

TEL: 818.379.8500 FAX: 818. 379.4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403